EX-28.h.31

Nationwide Fund Distributors LLC

One Nationwide Plaza

Mail Code 5-02-210

Columbus, Ohio 43215

March 18, 2020

Nationwide Variable Insurance Trust

One Nationwide Plaza

Mail Code 5-02-210

Columbus, Ohio 43215

Re:	Rule 12b-1 Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Distributors LLC (“NFD”) agrees that, with respect to the NVIT Government Money Market Fund, a series of Nationwide Variable Insurance Trust, NFD shall waive all or a portion of the Rule 12b-1 Fee to which it otherwise would be entitled in an amount that may vary in order to ensure that each class of the NVIT Government Money Market Fund maintains each day a stable net asset value per share of $1.00, for the period from the date of this Agreement through April 30, 2021. NFD acknowledges that NFD shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Distributors LLC

By:	/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Nationwide Variable Insurance Trust

By:	/s/ Allan J. Oster
Name:	Allan J. Oster
Title:	Assistant Secretary
Date:	March 18, 2020